Exhibit 107

Calculation of Filing Fee Table

424B2

(Form Type)

Truist Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees Previously Paid(1)	Debt	5.711% Senior Notes due 2035	457(r)(2) and 415(a)(6)	$2,000,000,000	100%	$2,000,000,000	$147.60 per $1,000,000	$295,200

	Total Offering Amounts					$2,000,000,000

	Total Fees Previously Paid(1)					$5,050,000,000

	Net Fee Due							$0

(1)

The pricing supplement to which this Exhibit is attached is a final supplement and relates to the automatic shelf registration statement on Form S-3 (File No. 333-276600) filed by the Registrant and effective on January 19, 2024 (the “Registration Statement”). The Registrant carried over $5,050,000,000 of unsold securities (and the associated $351,480 previously paid filing fee) that previously were registered by the Registrant on Form S-3 (File No. 333-261845), initially filed with the Commission on December 22, 2021 and declared effective on January 13, 2022 , for which the Registrant paid a registration fee of $1,741,980. Prior to the offering to which the pricing supplement relates, no securities have been issued under the Registration Statement.

(2)

The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-276600 filed on January 19, 2024.